Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-221346 on Form S-3 of our reports dated September 28, 2017 relating to the consolidated financial statements of Farmer Bros. Co. and subsidiaries, and the effectiveness of Farmer Bros. Co. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Farmer Bros Co. for the year ended June 30, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

December 5, 2017